UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

March 14, 2010

Date of Report (date of Earliest Event Reported)

UNI-PIXEL, INC.

(Exact Name of Small Business Issuer as Specified in Its Charter)

DELAWARE	75-2926437
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8708 Technology Forest Place, Suite 100
The Woodlands, Texas 77381

(Address of Principal Executive Offices)

(281) 825-4500

(Issuer’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Uni-Pixel, Inc. (the “Company”) entered into a GUARANTEE AND COLLATERAL AGREEMENT dated as of March 15, 2010 (this “Agreement”), with UNI-PIXEL DISPLAYS, INC., a Texas corporation and wholly-owned subsidiary of the Company (together with the Company, “Grantors”) and MERRILL LYNCH PIERCE, FENNER & SMITH INC. (“Merrill Lynch”), as collateral agent (in such capacity, the “Collateral Agent”) for each holder of the Company’s 8% Convertible Debentures due December 31, 2010 (the “Debentures”) that has executed the Agreement, either on the date thereof or in the future pursuant to a joinder agreement (a “Secured Party Joinder Agreement”) (the Collateral Agent, each Holder party to this Agreement or to a Secured Party Joinder Agreement, and their respective successors and assigns, collectively, the “Secured Parties”).  Pursuant to the Agreement, in consideration of the extension of loans to the Company evidenced by the debentures, the Grantors have granted to the Collateral Agent, for the ratable benefit of all Secured Parties, a perfected first priority security interest in certain property of the Grantors to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the debentures.

In addition, participants in the Company’s prior debenture offerings pursuant to its Private Placement Memorandums dated April 30, 2009, August 27, 2009 and December 4, 2009, those investors can participate in the Agreement, and be entitled to the benefits thereunder, by signing the Agreement and agreeing to extend the maturity date of their Debentures to December 31, 2010, the same maturity date as those debentures issued pursuant to the December 2009 PPM.

ITEM 5.02.  DEPARTURE, ELECTION, OR APPOINTMENT OF DIRECTORS OR OFFICERS.

Effective May 14, 2010, Mr. James Tassone resigned as Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 18, 2010	By:	/s/ Reed Killion
Name: Reed Killion
Title: Chief Executive Officer